EXHIBIT 21.0
                       Ownership of Operating Subsidiaries


    Name of
  Corporation

Sundance Homes, Inc.

SLIH Development,Inc.

SRLB Development, Inc.

SAR Development, Inc.

Sundance Holdings, Inc.

American Heartland Mortgage Corporation

Olympia Development, Inc.

Rembrandt Homes, Inc.

Chicago Urban Properties, Inc.